PCSV Thrust announces $48K R&D pilot

Thrust UAV monetizing drone technology through spin-off projects

Boise, Idaho, March 9th— PCS Edventures! Inc., (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today announced a purchase order for $48,156 from a private client for an application refined by the PCSV Thrust race design team.

The $48K purchase order is for the design, development, deployment, and testing of a specialized wireless video application for a non-drone related industrial use. Several members of the Thrust UAV team will be working on the project with delivery and testing to be completed by March 31st. If the pilot application is successful, additional orders for this product are expected to follow in PCSV Q1 for FY2017.

EJ Duarte, Director of R&D for the Thrust group, said, “This project shows how the technology envelope we push daily in our drone racing R&D has wide application beyond the race track. When meeting with our clients, it became quickly evident that our capabilities in delivering wireless video solutions for heavy industrial applications were head and shoulders above other firms they were talking with.”

Joe Egusquiza, Business Manager of the PCSV Thrust unit, said “The entire group is energized about our second revenue generating project announcement in less than 3 weeks from the formation of our business unit. We’re actively working on getting the Riot, our flagship racing drone, into production, completing the R&D on our recently announced project with Drones Etc., and now delivering this pilot before the end of the month.”

About PCS Edventures!

PCS Edventures!, stock symbol PCSV, is a publicly traded company on the OTC:QB that focuses on engaging K12 STEM education, FPV drone racing, and robotics technology. Thrust-UAV is a PCSV business unit that creates cutting-edge solutions for the exploding FPV drone racing market. Thrust-UAV monetizes its leading-edge technology through the production of racing drones and precision, high-performance electronic modules applicable to many industries, including STEM education.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Press and Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

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